Phillip Goldstein
                                                               60 Heritage Drive
                                                         Pleasantville, NY 10570

                                                                November 5, 1999

Dear Fellow Shareholder of The Mexico Equity and Income Fund:

         As of October 1, 1999, our Fund's shares were trading at a discount of almost 20%. I would like to eliminate the persistent discount from net asset value ("NAV") at which our Fund's shares trade. That is why I intend to seek election as a director of the Fund at the 1999 Annual Meeting of Shareholders. I also intend to introduce four proposals at the Meeting. They are described in the accompanying proxy statement.

         If I am elected, my number one priority will be to promptly eliminate the discount from NAV. Among the measures I will urge the Board to consider and implement are converting the Fund from a closed-end fund to an open-end fund, conducting a self-tender offer at NAV, and liquidating the Fund.

         In addition to this mailing, you also should have recently received proxy materials from the Board of Directors. They have determined that my proposals are not in your "best interests." To drum that message into your head, they repeat the phrase "best interests of the shareholders" about 25 times in their proxy statement. I don't claim to know what is in your best interests. However, if you return the enclosed GREEN proxy card you can decide for yourself what is in your best interests. The Board apparently doesn't want to know what you think because they have refused to include my four proposals on their WHITE proxy card. That means you can't vote on them unless you return a GREEN proxy card. If you return only their WHITE proxy card, they will vote your shares against all my proposals even if you favor them. Don't let that happen! Remember, if you want to vote on all the proposals to be presented, you must return a GREEN proxy card.

         If you have already returned the WHITE proxy card sent to you by the Board and you want to vote to eliminate the discount right now, you must return a GREEN proxy card. In any proxy contest, only the last valid proxy card you submit is counted and it supersedes any previous ones. Therefore, once you submit a GREEN proxy card, please do not sign and submit a later dated WHITE proxy card, as that will invalidate your vote. If you have any questions, please call me at (914) 747-5262 or e-mail me at OPLP@worldnet.att.net.

                                                                Sincerely yours,



                                                               Phillip Goldstein

          PROXY STATEMENT IN OPPOSITION TO THE SOLICITATION BY THE BOARD OF DIRECTORS OF THE MEXICO EQUITY AND INCOME FUND, INC.

         ANNUAL MEETING OF SHAREHOLDERS (To be held on December 3, 1999)

         My name is Phillip Goldstein. I am sending this proxy statement and the enclosed GREEN proxy card to holders of record on November 1, 1999 (the "Record Date") of The Mexico Equity and Income Fund, Inc. (the "Fund"). I am soliciting a proxy to vote your shares at the 1999 Annual Meeting of Shareholders of the Fund and at any and all adjournments or postponements of the Meeting. Please refer to the Fund's proxy soliciting material for additional information concerning the Meeting and the matters to be considered by the shareholders.

         This proxy statement and the enclosed GREEN proxy card are first being sent to shareholders of the Fund on or about November 5, 1999.

                                  INTRODUCTION

         There are two matters (or proposals) that the Fund has scheduled to be voted upon at the meeting:

1.   The election of one person to serve as a Class III director of the Fund;

2. The ratification of the selection of PricewaterhouseCoopers LLP as the independent accountants of the Fund for the fiscal year ending July 31, 2000;

         In addition, I intend to introduce the following proposals at the meeting. The first three are designed to afford shareholders an opportunity to realize net asset value ("NAV") for their shares and the fourth is designed to limit the Fund's expenses in connection with any contested shareholder meeting (including this meeting).

3. Within 30 days of approval of this proposal, ACCI Worldwide, S.A. de C.V. and Advantage Advisers, Inc., respectively the Fund's Mexican and U.S. investment adviser (the "Advisers") shall present to the Board of Directors a proposal designed to afford shareholders an opportunity to promptly realize NAV for all their shares.

4. If (a) Proposal 3 is approved and (b) within 30 days of such approval the Advisers fail to present to the Board of Directors a plan designed to afford shareholders an opportunity to promptly realize NAV for all their shares, the Fund's investment advisory agreements with the Advisers shall be terminated as soon as permissible.

5. If Proposal 3 is approved, the following bylaw shall be adopted: "All compensation earned by the directors shall be held in escrow and not paid to them until the shareholders are able to realize NAV for all their shares. This bylaw may only be altered or repealed by the stockholders."

6. The following bylaw shall be adopted: "The expenses incurred by the Fund related to any contested meeting of stockholders shall be limited to those legally required to achieve a quorum and to allow shareholders to cast an informed vote on all matters to be presented at such meeting. This bylaw may only be altered or repealed by the stockholders."

         With respect to these matters, I am soliciting a proxy to vote your shares IN FAVOR of my election as a director of the Fund and FOR each of my proposals. I am making no recommendation as to how your shares should be voted on the ratification of the selection of the Fund's independent accountants.

         As discussed below, I believe that my election and the approval of each of my proposals will prompt the Board to take measures designed to promptly eliminate the persistent discount from NAV at which the Fund's shares have been trading.

How Proxies Will Be Voted

         All of the proposals scheduled by the Fund to be voted on at the meeting are included on the enclosed GREEN proxy card. If you wish to vote FOR my election to the Board and FOR my proposals, you may do so by completing and returning a GREEN proxy card.

         If you return a GREEN proxy card to me or to my agent, your shares will be voted on each matter as you indicate unless, prior to the meeting, the Fund announces that measures will be taken to afford shareholders an opportunity to realize NAV for all their shares in which case I will vote your shares on each matter presented in accordance with my best judgment. In the event that no such announcement is issued and if you do not indicate how your shares are to be voted on a matter, they will be voted FOR my election to the Board and FOR each of my proposals. If you do not indicate how to vote on the ratification of the selection of the Fund's independent accountants, your shares will be voted TO ABSTAIN on that matter.

         If you return a GREEN proxy card, you will be granting the persons named as proxies discretionary authority to vote on any other matters of which they are not now aware that may come before the meeting. These may include, among other things, matters relating to the conduct of the meeting.

Voting Requirements

         The presence, in person or by proxy, of the holders of more than 50% of the outstanding shares of Common Stock entitled to vote at the meeting will constitute a quorum for the transaction of business. If a quorum is not present at the meeting, or if a quorum is present but sufficient votes to approve any of the proposals are not received, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies. The proxies may also propose one or more adjournments for other reasons. If an adjournment of the meeting is proposed, the persons named as proxies on the GREEN proxy card will vote for or against such adjournment in their discretion. Please refer to the Fund's proxy statement for the voting requirements for Proposals 1 and 2. Proposals 3, 5, and 6 each require the affirmative vote of a majority of the votes cast. An abstention is not a vote cast and thus will have no effect on whether or not any of these proposals are approved. Proposal 4 requires the affirmative vote of the lesser of (1) 50% of the outstanding shares and (2) 67% of the shares present at a meeting at which 50% of the outstanding shares are represented in person or by proxy. A vote to abstain on Proposal 4 has the same effect as a vote against it.

Revocation of Proxies

         You may revoke any proxy you give to management or to me at any time prior to its exercise by (i) delivering a written revocation of your proxy to the Fund; (ii) executing and delivering a later dated proxy to me or to the Fund or to our respective agents; or (iii) voting in person at the meeting. (Attendance at the meeting will not in and of itself revoke a proxy.) There is no limit on the number of times you may revoke your proxy prior to the meeting. Only the latest dated, properly signed proxy card will be counted.

Information Concerning the Soliciting Shareholder

         The shareholder making this solicitation is Phillip Goldstein, 60 Heritage Drive, Pleasantville, NY 10570. I am an independent investor and investment manager who presently manages investment portfolios having assets in excess of $50 million. Since December 1, 1992, I have been the president and 50% shareholder of a company that serves as the general partner of a private investment partnership. That partnership is a shareholder in the Fund. Since 1996, I have taken an active role in urging the management of certain registered closed-end investment companies, including the Fund, to take various actions that I believe would benefit those companies and their shareholders.

         As of September 24, 1999, I owned jointly with my wife one share of Common Stock of the Fund. I am also deemed to be the beneficial owner of 277,043 shares of Common Stock held in brokerage accounts by my clients and me. Combined, these personal and client holdings total 277,044 shares, representing approximately 2.5% of the outstanding Common Stock. Exhibit 1 to this proxy statement contains a schedule showing my purchases and sales of Common Stock within the past two years.

                           REASON FOR THE SOLICITATION

         The reason for this solicitation is simple. One year ago, the shareholders gave the Board a mandate to eliminate the discount to NAV. In response, the Board took some tentative steps but the discount is still unacceptably wide. Now, the Board wants another year to try additional measures that it hopes (but will not guarantee) will lead to a narrower discount. However it steadfastly refuses to commit to allow shareholders an opportunity to realize NAV for their shares regardless of whether or not its experiments bring down the discount. Thus, a year from now, there is no assurance that the discount won't be wider than it is today. I think it is time to stop stalling and simply eliminate the discount. I want to promptly deliver NAV to all shareholders that want it via a self-tender offer, an open-ending or liquidation. Having waited a full year already, shareholders should not have to wait any longer to be able to realize NAV. I am convinced that this Board will not adopt the aggressive measures necessary to guarantee NAV unless further pressure is applied. That is why I am conducting this contest.

                             CERTAIN CONSIDERATIONS

         In deciding whether to give me your proxy, you should consider the following:

         Even if I am elected and my proposals are approved by the shareholders, there can be no assurance that the full Board of Directors will take any actions that I may advocate or that such actions, if taken, will achieve their intended goals. If I am elected, I will be only one of the Fund's four directors.

         Implementation of certain Board actions may require shareholder approval, and no assurance can be given that such approval will be obtained. In addition, various costs, which would be borne indirectly by shareholders, may be associated with certain actions, including but not limited to those associated with holding a special meeting of shareholders. I believe that such costs are far outweighed by the benefits to most shareholders of these actions. In addition, certain actions may have tax consequences for shareholders that cannot be quantified at this time.

         I believe that all shareholders of the Fund will benefit if any actions taken to improve shareholder value or to reduce or eliminate the discount from NAV are successful. However, my clients who hold shares of the Fund pay me fees. These fees will be greater if the value of the Fund's shares increases and, in some cases, are based upon a share of the profits the client earns.

                              ELECTION OF DIRECTORS

         At the meeting, I will nominate myself for election as a director for a term expiring in 2002. Information about my nominee is as follows:

Name, Business Address, Age       Principal Business Occupation(s)
---------------------------       --------------------------------
Phillip Goldstein (Age 54)        Since 1992, Mr. Goldstein has managed
60 Heritage Drive                 investments for a limited number of
Pleasantville, NY 10570           clients and has served as the portfolio
                                  manager of a private investment
                                  partnership. He is president of the
                                  general partner of that investment
                                  partnership. Mr. Goldstein has been a
                                  private investor in closed-end
                                  investment companies since 1974 and an
                                  advocate for shareholders' rights since
                                  1996. He is a director of Clemente
                                  Strategic Value Fund, a registered
                                  closed-end investment company.


         Other than fees that may be payable by the Fund to its directors, I have no arrangement or understanding with any person with respect to any future employment by the Fund or by any affiliate of the Fund.

         The persons named as proxies in the enclosed GREEN proxy card intend, in the absence of contrary instructions, to vote all proxies they are entitled to vote IN FAVOR of my election. I consent to stand for election and to serve if elected. If I am unable to serve, an event not now anticipated, the proxies will be voted for such other person, if any, as is designated by the persons named as proxies.

                                  MY PROPOSALS

         I intend to introduce the following proposals at the Meeting.

     Proposal 3 (NAV Proposal): Within 30 days of approval of this proposal, ACCI Worldwide, S.A. de C.V. and Advantage Advisers, Inc., respectively the Fund's Mexican and U.S. investment adviser (the "Advisers") shall present to the Board of Directors a proposal designed to afford shareholders an opportunity to promptly realize NAV for all their shares.

         There may be disadvantages associated with certain measures designed to afford shareholders an opportunity to realize NAV, e.g., costs and adverse tax consequences incurred by non-redeeming shareholders if the fund open-ends and non-tendering shareholders if a self-tender offer is conducted but I believe these are far outweighed by the benefit of eliminating the discount. In addition, if the Fund is liquidated, those shareholders that wish to invest in Mexico will have to use an alternate vehicle such as The Mexico Fund or the Mexico WEB's, neither of which invest in Mexican debt securities. This proposal is not binding but if it is approved by the shareholders, I believe that the Board has a fiduciary obligation to direct the Advisers to present it with a proposal within 30 days to afford shareholders an opportunity to promptly realize NAV for all their shares.

     Proposal 4 (Contract Termination Proposal): If (a) Proposal 3 is approved and (b) within 30 days of such approval the Advisers fail to present to the Board of Directors a plan designed to afford shareholders an opportunity to promptly realize NAV for all their shares, the Fund's investment advisory agreements with the Advisers shall be terminated as soon as permissible.

         In the event this proposal is approved by shareholders, the investment advisory agreements with the Advisers will terminate 90 days later unless they present to the Board of Directors a plan designed to afford shareholders an opportunity to promptly realize NAV for all their shares. If they do not present such a plan within 30 days, it will then be necessary for the Board of Directors, including a majority of the directors who are not "interested persons" (as defined by the 1940 Act) of the Fund, to approve an investment advisory agreement with one or more new investment adviser(s) to assure continuity of services to the Fund. Any new advisory agreement will also have to be approved by the shareholders of the Fund prior to its effectiveness. If a new advisory agreement is not approved by shareholders and directors and implemented prior to the effective date of the termination of the present investment advisory agreements, it is possible that there will be a period of time during which the Fund will not have an independent investment adviser responsible for the management and supervision of its investment portfolio.

         The Board says it is "pleased with the Fund's overall performance" and can "find no objective basis for terminating the Investment Advisory Agreements because of poor or unimpressive performance." They also say that my proposals "would disrupt the Fund's investment process, which to date has had long term success." For the 5-year period ending June 30, 1999, the Fund's NAV has appreciated only 1.36% per annum. I don't think most shareholders would consider that "long term success." It would take many years at that same pace to equal the gain achievable from eliminating the discount immediately. Draw your own conclusions about whether or not the discount should be eliminated sooner rather than later.

         Approval of this proposal is critical to eliminating the discount promptly because it gives Proposal 3 (which is not binding) the teeth that compels the Board to act. Although approval of this proposal would not immediately result in elimination of the discount, it will, in my opinion, leave the Board of Directors little choice but to seek a new investment adviser who will be acceptable to the shareholders, i.e., an adviser who is willing to recommend a plan to promptly deliver NAV. The Board of Directors itself has acknowledged that approval of this proposal may well cause them to consider liquidating the Fund.

     Proposal 5 (Deferred Compensation Proposal): If Proposal 3 is approved, the following bylaw shall be adopted: "All compensation earned by the directors shall be held in escrow and not paid to them until the shareholders are able to realize NAV for all their shares. This bylaw may only be altered or repealed by the stockholders."

         This proposal speaks for itself. It is designed to align the interests of the directors with those of the shareholders so that everyone gets paid at the same time. Currently, the directors get paid regardless of the discount or how the Fund performs. The Board opposes this proposal. Could it be because the independent directors earn much more from their fees as directors than from their investments in the Fund?

     Proposal No. 6 (Cost Containment Proposal): The following bylaw shall be adopted: "The expenses incurred by the Fund related to any contested meeting of stockholders shall be limited to those legally required to achieve a quorum and to allow shareholders to cast an informed vote on all matters to be presented at such meeting. This bylaw may only be altered or repealed by the stockholders."

         When faced with a proxy contest like this one, management may be tempted to spend Fund assets to pay for expensive electioneering on its own behalf, e.g., multiple mailings and telephone calls. According to its proxy statement, management intends to spend more than three times what I plan to spend. I don't think the shareholders should have to pay for that. Approval of this proposal insures that the expenses borne by the Fund are reasonable.

                                THE SOLICITATION

      I am making this solicitation personally. Persons affiliated with or employed by the general partner of the investment partnership that I manage may assist me in the solicitation of proxies. They will not receive any special compensation for their services. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward this proxy statement and the enclosed GREEN proxy card to the beneficial owners of shares of Common Stock for whom they hold shares of record. I will reimburse these organizations for their reasonable out-of-pocket expenses.

     Initially, I will personally bear all of the expenses related to this proxy solicitation. Because I believe that the shareholders will benefit from this solicitation, I intend to seek reimbursement of these expenses from the Fund. I estimate that my expenses will be about $35,000. As of November 3, 1999, my expenses have been approximately $25,000. If I am not reimbursed by the Fund, I may seek reimbursement from one or more of my clients or from the general partner of the Partnership that I manage.

     Pursuant to a confidentiality agreement signed by both parties, I have had discussions with representatives of the Fund concerning a proprietary method I invented designed to permanently control the Fund's discount. Those discussions did not lead to an agreement to enter into any transaction. Other than that, I am not and, within the past year, have not been a party to any contract, arrangement or understanding with any person with respect to any securities of the Fund. In addition, there is no arrangement or understanding involving either myself or any affiliate that relates to future employment by the Fund or any future transaction with the Fund.

                              ADDITIONAL PROPOSALS

         I know of no business that will be presented for consideration at the meeting other than that set forth in this proxy statement and in the Fund's proxy statement. If any other matters are properly presented for consideration at the meeting, it is the intention of the persons named as proxies in the enclosed GREEN proxy card to vote in accordance with their own best judgment on such matters.

DATED: November 5, 1999


               EXHIBIT 1: SECURITIES OF THE FUND PURCHASED OR SOLD
             WITHIN THE PAST TWO YEARS BY THE SOLICITING SHAREHOLDER

         Except as disclosed in this proxy statement, I have not had any interest, direct or indirect in the Fund. The following table sets forth certain information with respect to purchases and sales of shares of Common Stock of the Fund within the past two years by me and by accounts holding shares as to which I am deemed to be the beneficial owner (the "Accounts"). Some of the shares are held in margin accounts, together with other securities. Therefore, a portion of the purchase price and market value of the shares may from time to time be represented by margin borrowings, depending upon the net debit balances, if any, of the margin accounts, which fluctuate daily.

    Date          Shares Purchased           Date       Shares Purchased             Date               Shares Sold
  12/23/98             90,000              4/30/99            2,200                5/14/99                17,326
   1/4/99              11,600              5/14/99           10,000
   1/5/99              16,700              5/24/99           10,000
   1/7/99               3,300               6/1/99            8,000
   1/8/99               8,000               6/2/99            5,000
   3/12/99              2,300               6/3/99            1,200
   3/15/99              7,700               6/4/99            3,000
   3/23/99              5,000              6/11/99           67,000
   4/27/99               800                7/1/99             200
   4/28/99              2,700              7/13/99           14,800
   4/29/99              9,300              9/21/99            4,500

                                   PROXY CARD
                                   ----------

      PROXY SOLICITED IN OPPOSITION TO THE BOARD OF DIRECTORS OF THE MEXICO
                EQUITY AND INCOME FUND, INC. BY PHILLIP GOLDSTEIN

          ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON DECEMBER 3, 1999

The undersigned hereby appoints Steven Samuels, Rajeev Das and Phillip Goldstein, and each of them, as the undersigned's proxies, with full power of substitution, to attend the Annual Meeting of Shareholders of The Mexico Equity and Income Fund, Inc. (the "Fund") to be held at 11:00 A.M. on Friday, December 3, 1999, at the offices of CIBC World Markets, 200 Liberty Street, 39th Floor, New York, New York 10281 (the "Meeting"), and any adjournment or postponement thereof, and to vote on all matters that may come before the Meeting and any such adjournment or postponement the number of shares that the undersigned would be entitled to vote, with all the power the undersigned would possess if present in person, as specified below. The proxies may vote in their discretion with respect to such other matter or matters as may come before the Meeting and with respect to all matters incident to the conduct of the Meeting.

(INSTRUCTIONS:  Mark votes by placing an "x" in the appropriate [  ].)

1.   ELECTION OF ONE CLASS III DIRECTOR.

         FOR the nominee listed below [ ] WITHHOLD AUTHORITY [ ] (except as indicated to the contrary below) to vote for the nominee listed below

                  PHILLIP GOLDSTEIN

2. To ratify the selection by the Board of Directors of PricewaterhouseCoopers LLP as the Fund's independent accountants for the fiscal year ending July 31, 2000:

     FOR [ ]      AGAINST [ ]     ABSTAIN [ ]


3. Within 30 days of approval of this proposal, ACCI Worldwide, S.A. de C.V. and Advantage Advisers, Inc., respectively the Fund's Mexican and U.S. investment adviser (the "Advisers") shall present to the Board of Directors a proposal designed to afford shareholders an opportunity to promptly realize NAV for all their shares.

     FOR [ ]      AGAINST [ ]     ABSTAIN [ ]

4. If (a) Proposal 3 is approved and (b) within 30 days of such approval the Advisers fail to present to the Board of Directors a plan designed to afford shareholders an opportunity to promptly realize NAV for all their shares, the Fund's investment advisory agreements with the Advisers shall be terminated as soon as permissible.

     FOR [ ]      AGAINST [ ]     ABSTAIN [ ]

5. If Proposal 3 is approved, the following bylaw shall be adopted: "All compensation earned by the directors shall be held in escrow and not paid to them until the shareholders are able to realize NAV for all their shares. This bylaw may only be altered or repealed by the stockholders."

     FOR [ ]      AGAINST [ ]     ABSTAIN [ ]

                                     (OVER)

6. The following bylaw shall be adopted: "The expenses incurred by the Fund related to any contested meeting of stockholders shall be limited to those legally required to achieve a quorum and to allow shareholders to cast an informed vote on all matters to be presented at such meeting. This bylaw may only be altered or repealed by the stockholders."


     FOR [ ]      AGAINST [ ]     ABSTAIN [ ]



         IMPORTANT - - PLEASE SIGN AND DATE BELOW. YOUR SHARES WILL BE VOTED AS DIRECTED UNLESS, PRIOR TO THE MEETING, THE FUND ANNOUNCES THAT IT WILL TAKE MEASURES TO AFFORD SHAREHOLDERS AN OPPORTUNITY TO REALIZE NAV FOR ALL THEIR SHARES IN WHICH CASE YOUR SHARES WILL BE VOTED ON EACH MATTER PRESENTED IN ACCORDANCE WITH MY BEST JUDGMENT. IN THE EVENT THAT NO SUCH ANNOUNCEMENT IS MADE AND IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF THE NOMINEE NAMED ABOVE IN ITEM 1 AND FOR PROPOSALS 3, 4, 5 AND 6 AND WILL ABSTAIN FROM VOTING ON PROPOSAL 2. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE PROXY STATEMENT DATED NOVEMBER 5, 1999 OF PHILLIP GOLDSTEIN. THE UNDERSIGNED HEREBY REVOKES ANY PROXY HERETOFORE EXECUTED BY THE UNDERSIGNED RELATING TO THE SUBJECT MATTER HEREOF AND CONFIRMS ALL THAT THE PROXIES MAY LAWFULLY DO BY VIRTUE HEREOF.
(IMPORTANT - PLEASE FILL IN DATE)

This proxy card is provided by Phillip Goldstein, a shareholder of the Fund.

Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other duly authorized officer. If a partnership, please sign in partnership name by authorized person. Please return promptly in the enclosed envelope.





SIGNATURE(S)______________________________________   Dated: _______________